Exhibit 10.2
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) by and between Salvatore (Torey) Riso, Jr. (“Executive”) and Care Investment Trust Inc. (the “Company”) is dated as of November 4, 2010 and effective as of the Effective Date (as such term is defined below).
     WHEREAS, Executive has served as the Chief Executive Officer and President of the Company since December 4, 2009;
     WHEREAS, the Company wishes to retain Executive in the position of Chief Executive Officer and President of the Company and Executive desires to continue serving as Chief Executive Officer and President of the Company;
     WHEREAS, the effective date of this Agreement (the “Effective Date”) shall be the “Termination Effective Date,” as such term is defined in that certain Termination, Cooperation and Confidentiality Agreement, dated as of November 4, 2010, by and between the Company and CIT Healthcare LLC; and
     WHEREAS, Executive and the Company desire to memorialize herein the terms and conditions related to Executive’s employment by the Company.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreements between the Parties. This Agreement is intended to memorialize all of the terms and conditions of Executive’s employment by the Company.
     2. Employment.
          (a) Term. The Company shall employ Executive, and Executive agrees to be employed with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on December 31, 2013 (the “Employment Period”). Thereafter, the Employment Period shall be automatically extended for subsequent one (1)-year periods (each a “Renewal Period”) unless written notice to the contrary is given by either the Company or Executive at least ninety (90) days prior to the expiration of the initial Employment Period or any subsequent Renewal Period. Notwithstanding the foregoing, the Employment Period shall be subject to earlier termination as provided in Sections 4 and 5 hereof (the “Term”).
          (b) Duties of Position.
During the Employment Period, Executive shall serve as Chief Executive Officer and President of the Company. Executive’s duties shall include, without limitation, managing the overall business affairs of the Company and its senior executive team, formulating and implementing the strategic plan and investment program of the Company, and managing and assisting in the Company’s capital raising efforts and serving as the principal executive officer for purposes of executing all reports and financial statement certifications required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with such other duties as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) or any committee thereof, including the Executive Committee of the Board (the “Executive Committee”). Executive agrees to devote substantially all of Executive’s business time, attention and energies to the performance of the duties assigned to Executive hereunder, and to perform such duties faithfully, diligently and to the best of Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company and its employees. Executive may (i) serve as a director to one corporate or other business or charitable entity, subject to the approval of the Board and (ii) manage his personal investments, subject to the conduct, ethics and investment policies of the Company (including, without limitation, the Company’s Code of Business Conduct, Code of Ethics and Securities Trading Policy, as such policies may be amended or supplemented from time to time), to the extent that such activities under clauses (i) and (ii) do not materially interfere with the performance of Executive’s duties under this Agreement.
     3. Compensation and Benefits.
          (a) Base Salary. Executive’s base salary shall be as follows: (i) from and after the Effective Date until December 31, 2010, $225,000 per annum (pro-rated for the partial calendar year) and (ii) from and after January 1, 2011, $250,000 per annum (pro-rated for any partial calendar year), each payable in equal installments no less than monthly (as in effect from time to time, the “Base Salary”).
          (b) Initial Payments to Executive. On or about January 3, 2011, the Company shall make to Executive (i) a one-time cash payment in an amount equal to $100,000 and (ii) a one-time grant of common stock of the Company, which are immediately vested, with a then-current market value of approximately $200,000, subject to the terms of the Company’s Equity Plan (as defined below).
          (c) Annual Cash Performance Bonus. For each year during Executive’s employment with the Company beginning with the year ending December 31, 2011, Executive shall be eligible to receive an annual performance cash bonus (the “Annual Cash Bonus”) based upon certain annual performance targets set by the Board or a committee thereof in their discretion in accordance with the Company’s applicable corporate governance charters and guidelines and both the Company’s and Executive’s performance in relation to those targets as determined by the Board or committee thereof, subject to Section 3(e) below. The Annual Cash Bonus shall be payable if the annual performance targets set forth in Section 3(e) below are achieved, as determined by the Board in its sole discretion. The Annual Cash Bonus payable to Executive for each year shall be subject to review and approval by the Board or a committee thereof in their discretion in accordance with the Company’s applicable corporate governance charters and guidelines. Any Annual Cash Bonus payable to Executive will be paid at the time the Company normally pays such bonuses to its senior executives, but in no event later than two-and-one-half months following December 31 of the applicable year.
          (d) Annual Equity Performance Bonus. For each year during Executive’s employment with the Company beginning with the year ending December 31, 2011, Executive shall be eligible to receive long-term equity incentive compensation awards (which may consist of restricted stock, stock options, stock appreciation rights or other types of equity bonus awards, as determined by the Board or a committee thereof in their discretion in accordance with the Company’s applicable corporate governance charters and guidelines) (the “Annual Equity Bonus”) pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time including, without limitation, the 2007 Care Investment Trust Inc. Equity Plan, dated as of June 19, 2007 (the “Equity Plan”). These awards shall be granted in amounts and with vesting schedules based upon the annual performance targets as determined by the Board or such committee, subject to Section 3(e) below. The Annual Equity Bonus shall be payable if the annual performance targets set forth in Section 3(e) below are achieved, as determined by the Board in its sole discretion. The Annual Equity Bonus to be granted to Executive for each year shall be subject to review and approval by the Board or a committee thereof in their discretion in accordance with the Company’s applicable corporate governance charters and guidelines.
          (e) Bonus for 2011. For the year ending December 31, 2011, the Company’s annual performance targets for purposes of the Annual Cash Bonus and Annual Equity Bonus shall include a “Threshold Bonus Level” (payable if the “threshold” performance target is achieved but no higher performance target is achieved) with (i) $200,000 in cash and (ii) restricted stock units or other equity related award of the Company (subject to a time-vesting schedule and the Equity Plan) with the underlying common stock having a then-current market value equal to approximately $125,000; a “Target Bonus Level” (payable if the “target” performance target is achieved but no higher performance target is achieved) with (i) $250,000 in cash and (ii) restricted stock units or other equity related award of the Company (subject to a time-vesting schedule and the Equity Plan) with the underlying common stock having a then-current market value equal to approximately $250,000; and a “Maximum Bonus Level” (payable if the “maximum” performance target is achieved) with (i) $300,000 in cash and (ii) restricted stock units or other equity related award of the Company (subject to a time-vesting schedule and the Equity Plan) with the underlying common stock having a then-current market value equal to approximately $375,000.
          (f) Vacation. Executive shall be eligible for four (4) weeks of annual vacation to be accrued and taken in accordance with the Company’s policy with respect to senior executives.
          (g) Other Benefits. In addition, Executive will be eligible to participate in all fringe benefit plans and qualified and non-qualified retirement plans of the Company and its affiliates, as are generally available to the other senior management employees of the Company and its affiliates, such as health insurance plans, disability insurance plans and life insurance plans, provided that Executive meets the qualifications thereof.
          (h) Expenses. During the Employment Period, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the applicable expense reimbursement policies of the Company.
          (i) Withholding. Executive agrees that all amounts payable to him under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine to be required pursuant to applicable law and regulation. However, nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     4. Termination of Employment. Executive’s employment hereunder may be terminated in accordance with this Section 4.
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as determined by the Board in its reasonable good faith judgment, Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, and, in the case of either clause (i) or (ii), within ten (10) days after written Notice of Termination (as defined in Section 5(a)) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder for “Disability.”
          (c) Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder, as determined in the good faith judgment of the Board, upon the occurrence of any of the following events:
          (i) the conviction of, or a plea of nolo contendere by, Executive for the commission of (1) a felony, (2) any crime involving moral turpitude, deceit, dishonesty or fraud, or (3) any crime resulting in Executive’s incarceration, which the Board determines to be detrimental to the best interests of the Company;
          (ii) continuing willful failure by Executive for ten (10) business days to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties; or
          (iii) Executive’s theft or fraud relating to Executive’s employment or the business of the Company or its subsidiaries, willful misconduct (including, but not limited to, breach by Executive of the provisions of Section 7) that is injurious to the Company or its subsidiaries (unless such injury is de minimis), or willful violation of any law, rule, regulation or policy with respect to a material aspect of the business of the Company.

          (d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” within thirty (30) days after the occurrence, without his written consent, of one of the following events that has not been cured within ten (10) business days after written notice thereof has been given by Executive to the Company:
          (i) the assignment to Executive of duties materially inconsistent with his status as, or the removal of any title of, Chief Executive Officer and President of the Company;
          (ii) the Executive is directed to directly report to a Person (as defined below) other than the Board or a committee thereof (unless this Agreement is assigned to an external management company in accordance with Section 11 below);
          (iii) a reduction by the Company in Executive’s Base Salary, Annual Cash Bonus opportunity or Annual Equity Bonus opportunity, or a material failure by the Company to pay or provide any Base Salary or contractually committed cash or equity bonus payment or amounts when due;
          (iv) the requirement by the Company that the principal place of performance of Executive’s services be at a location more than fifty (50) miles from the primary office of Executive as of the Effective Date; or
          (v) a material failure by the Company to comply with any material provision of this Agreement.
          (e) The Company may terminate Executive’s employment at any time for any reason, including without Cause. Executive may terminate Executive’s employment at any time for any reason, including without Good Reason, upon thirty (30) days’ advance written notice to the Company.
          (f) The Company shall not be required to make the payments and provide the benefits specified in Section 6 below unless Executive executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement), substantially in the form attached hereto as Exhibit A.
          (g) Unless the Company agrees in writing to waive this requirement, upon the termination of Executive’s employment for any reason, Executive agrees to promptly resign (i) as a director of the Company, any subsidiary or affiliate of the Company or any other entity to which the Company appoints Executive to serve as a director, (ii) from all offices held by Executive in any or all of such entities in clause (i) above, and (iii) from all fiduciary positions (including as trustee) held by Executive with respect to any pension plans or trusts established by any such entities in clause (i) above.
     5. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive, including notice not to renew the Employment Period of this

Agreement (other than termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
          (b) Date of Termination. “Date of Termination” of this Agreement shall mean (i) if the Term of this Agreement expires, the date of such expiration, (ii) if Executive’s employment is terminated pursuant to Section 4(a) above, the date of Executive’s death, (iii) if Executive’s employment is terminated pursuant to Section 4(b) above, ten (10) days after delivery to Executive of Notice of Termination, provided that Executive has not returned to the performance of his duties hereunder on a full-time basis prior to the Date of Termination, (iv) if Executive’s employment is terminated pursuant to Sections 4(c) above, the date specified in the Notice of Termination, and (v) if Executive’s employment is terminated pursuant to Section 4(d) above, the date set forth on a Notice of Termination not earlier than ten (10) days or later than 30 days after the date of delivery of such Notice of Termination. Upon the Date of Termination, the Term of this Agreement shall expire and the Company shall have no further obligation to Executive except to the extent Executive is expressly entitled to any payments or other benefits pursuant to Section 6 hereof, or to any continued insurance coverage in accordance with applicable law; provided that the provisions set forth in Sections 7, 8, 9, 10, 11, 12, 13, 15, 16, 17, 18 and 19 hereof and this Section 5(b) shall remain in full force and effect after the termination of Executive’s employment, notwithstanding the expiration of the Term of, or termination of, this Agreement.
     6. Obligations of the Company upon Termination of Employment.
          (a) Expiration of Term and Termination by the Company for Cause or by Executive without Good Reason. If Executive’s employment shall be terminated (i) due to Executive’s notice not to renew the Employment Period or a Renewal Period and upon expiration of the Term of this Agreement, (ii) by the Company for Cause, or (iii) by Executive without Good Reason, then not later than 30 days after the Date of Termination (or such earlier time as may be required by applicable law) the Company shall pay Executive (A) his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination to the extent theretofore unpaid, (B) the value of any vacation days earned but unused through the Date of Termination pursuant to Section 3(f), and (C) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the Date of Termination and not yet reimbursed by the Company (the benefits payable pursuant to clauses (A), (B), and (C) hereafter referred to as the “Accrued Obligations”), and the Company shall have no additional obligations to Executive under this Agreement.
          (b) Death; Disability. If, during the Employment Period, Executive’s employment shall terminate on account of death (other than on account of death after delivery of a valid Notice of Termination for Cause or by Executive without Good Reason) or Disability, the Company shall have no further obligations to Executive other than to provide Executive (or his estate):

          (i) the Accrued Obligations;
          (ii) not later than 30 days after the Date of Termination, a pro-rated Annual Cash Bonus and Annual Equity Bonus based upon the number of days in the year of termination through the Date of Termination relative to 365 days, assuming for such purposes that the performance targets applicable to the Annual Cash Bonus and the Annual Equity Bonus have been satisfied at the Target Bonus Level for the year in which the Date of Termination occurs;
          (iii) the health benefits set forth under Other Benefits in Section 3(g) for 12 months following the Date of Termination;
          (iv) full vesting of all Company equity awards as of the Date of Termination; and
          (v) continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) 12 months after the Date of Termination or (y) the remainder of their term.
          (c) For any Other Reason. If, during the Employment Period, the Company shall terminate Executive’s employment for any reason other than those provided in Section 6(a) or 6(b) above, including due to the Company’s notice not to renew the Employment Period or a Renewal Period and upon the expiration of the Term of this Agreement, or Executive terminates Executive’s employment for Good Reason, the Company shall have no further obligations to Executive other than:
          (i) the Accrued Obligations;
          (ii) the Company shall pay to Executive not later than 30 days after the Date of Termination an amount equal to the greater of (1) 12 months or (2) the number of whole months falling between the Date of Termination and February 1, 2013 of Executive’s Base Salary at the rate in effect at the time of such termination;
          (iii) Executive shall be entitled to the health benefits set forth under Other Benefits in Section 3(g) until the earlier of (x) the 12 month anniversary of the Date of Termination and (y) the date upon which executive receives similar health benefits from another Person (as defined below) or is eligible to receive them from a subsequent employer;
          (iv) Executive shall be entitled to full vesting of all Company equity awards as of the Date of Termination; and
          (v) Executive shall be entitled to continuing exercisability of all stock options and stock appreciation rights for the lesser of (x) 12 months after the Date of Termination or (y) the remainder of their term.
          (d) No Mitigation or Offset. In the event of Executive’s termination of employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and no benefit payable hereunder shall be subject to offset.
     7. Prohibited Activities.
          (a) Non-Solicitation and Business Relationships. Executive agrees that during Executive’s employment by the Company and for two (2) years following Executive’s Date of Termination (the “Non-Solicitation Period”), Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, consultant, agent or joint venture partner of the Company or any of its affiliates to terminate his, her or its employment or other relationship with the Company or any of its affiliates for the purpose of associating with any competitor of the Company or any of its affiliates, or otherwise encourage any such person to leave or sever his, her or its employment or other relationship with the Company or any of its affiliates for any other reason, or authorize the taking of such actions by any other person or entity, or assist or participate with any such person or entity in taking such action.
          (b) Non-Competition. Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character. In consideration of his employment hereunder, Executive agrees that during Executive’s employment by the Company and for the one (1) year period following the termination of Executive’s employment hereunder by either party for any reason (other than (i) expiration of the Term of this Agreement due to the Company’s notice not to renew the Employment Period, (ii) termination by Executive with Good Reason, or (iii) termination by the Company of Executive without Cause), Executive will not engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner, other investor or otherwise (other than a passive investment of not more than five percent (5%) of the stock, equity or other ownership interest of any corporation, partnership or other entity), within the United States of America, in any business that competes directly with the principal businesses conducted by the Company as of the Executive’s Date of Termination.
     8. Confidential Information/Intellectual Property. Executive shall hold in confidence for the benefit of the Company all of the information and business secrets in respect of the Company and all of its affiliates, including, but not limited to, all information and data relating to or concerned with the business, finances, pending transactions and other affairs of the Company and all of its affiliates, and Executive shall not at any time before or after Executive’s employment by the Company is terminated for any reason, or Executive resigns for any reason, willfully use or disclose or divulge any such information or data to any other Person (as defined below) except (i) with the prior written consent of the Company, (ii) to the extent necessary to comply with applicable law or the valid order of a court of competent jurisdiction, in which event Executive shall notify the Company as promptly as reasonably practicable (and, if possible, prior to making such disclosure), and (iii) in the performance of Executive’s duties hereunder. The foregoing provisions of this Section 8 shall not apply to any information or data which has been previously disclosed to the public or is otherwise in the public domain in each case other than as a result of the breach by Executive of his obligations under this Section 8. Executive agrees that any Intellectual Property developed by him during his employment by the Company is, and will always remain, solely the property of the Company. Executive further agrees that he shall have no rights to any such Intellectual Property. For purposes of this Agreement, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act). For purposes of this Agreement, “Intellectual Property” means any trademarks, copyrights, patents now or hereafter owned and trade secrets, including but not limited to formulas, compilations, programs, devices, methods, techniques, processes, designs, strategies, concepts, algorithms, models, databases, software, systems, technical know-how, operating instructions or marketing plans.
     9. No Waiver. No failure or delay on the part of the Company or Executive in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or Executive at law or in equity. No waiver of or consent to any departure by either the Company or Executive from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof. No amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by all parties hereto. Any waiver of any provision of this Agreement, and any consent to any departure from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
     10. Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
     11. Successors; Non-Assignability. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. If the Company shall transfer the management and operations of the Company, including the responsibility to provide a Chief Executive Officer for the Company, to an external management company, this Agreement shall be binding on, and run to the benefit of, such external management company. The rights and obligations of Executive under this Agreement are personal to Executive and may not be assigned or delegated to any other Person; provided, however, that nothing in this Agreement shall preclude Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or his executors, administrators or other legal representatives from assigning any rights hereunder to the person or persons entitled thereto.
     12. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or two business days after being mailed by registered or certified mail (return receipt requested), to an address furnished by a party hereto to the other party in writing from time to time.
     13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be entirely performed within such State.
     14. [Reserved]
     15. Dispute Resolution.
          (a) Subject to the provisions of Section 15(b), any dispute, controversy or claim arising between the parties relating to this Agreement, or otherwise relating in any way to Executive’s employment by or interest in the Company or any of its affiliates (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration before a single arbitrator, selected by the American Arbitration Association in accordance with its rules pertaining at the time the dispute arises. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to allocate among the parties the arbitrator’s fees, tribunal and other administrative costs. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction over the parties.
          (b) The provisions of Section 15(a) shall not apply with respect to any application made by the Company for injunctive relief under this Agreement.
     16. Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of such Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to Executive. To the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided to Executive under Section 6 of this Agreement shall be paid or provided to Executive on the first business day after the date that is six months following the Date of Termination.
     17. Headings. The paragraph headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes any prior agreements or understandings. There are no promises or undertakings with respect to Executive’s employment or the subject matter hereof other than as expressly set forth herein.
     19. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts,

when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
[THE NEXT PAGE IS THE SIGNATURE PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

Salvatore (Torey) Riso, Jr. CARE INVESTMENT TRUST INC.
By:
Name:
Title:

Exhibit A
FORM OF CONFIDENTIALITY AND RELEASE AGREEMENT
          THIS CONFIDENTIALITY AND RELEASE AGREEMENT (“Agreement”) is dated the __ th day of ________, 20__, and is made by and between Care Investment Trust (“Care”) and Salvatore (Torey) Riso, Jr. (“Officer”).
          WHEREAS, Officer has served as the Chief Executive Officer and President (“collectively, CEO”) of Care pursuant to an employment agreement dated as of November 4, 2010 (the “Employment Agreement”); and
          WHEREAS, Officer and the Company desire to settle fully and finally any and all matters between them and any issues that might have arisen out of Officer’s service as CEO of the Company and the termination thereof.
          NOW, THEREFORE, in consideration of the promises, covenants and the mutual agreements set forth herein and in the Employment Agreement, the parties voluntarily agree as follows:
     1. Waiver. Except for the benefits described in Section 6(_) of the Employment Agreement, Officer hereby waives any and all claims to compensation, payments, or benefits of any kind (whether pursuant to a written agreement or otherwise) from the Company.
     2. Non-Disclosure. (a) Officer agrees that Officer shall keep confidential, to the full extent permitted by law, the terms of this Agreement, and all performance hereunder, except as permitted by the Company or: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of his immediate family, who have agreed to be bound by the confidentiality provisions of this Agreement; (3) to any attorney, C.P.A. or tax or financial advisor for the purpose of confidentially obtaining any legal or tax or financial planning advice pertaining to this Agreement and/or for the purpose of representation of his interest in connection with any inquiry or action on the part of any government or taxing authority or agency; (4) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (5) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order, inquiry or subpoena shall immediately be communicated to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to intervene to assert what rights it has to non-disclosure prior to the response to the order, inquiry or subpoena and Officer will cooperate with and support such efforts. Officer agrees that if he (or his tax advisor or spouse) violates the terms of this Paragraph, Officer will be deemed to have materially breached this Agreement.
     (b) Officer agrees that Officer will not make or issue, or procure any person, firm or entity to make or issue, any statement in any form concerning the Releasees (as defined below), Officer’s relationship with the Company or Officer’s resignation of his office with the Company to any person or entity if such statement is harmful to or disparaging of the Company or any of the Releasees.
     3. Prohibited Conduct. Officer agrees that he has not and will not engage in any conduct that is injurious to the Company’s reputation and interests, including, but not limited to, (1) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties for Releasees (as that term is defined in Section 8(a)); and (2) disparaging (or inducing others to disparage) Releasees, including making comments or statements that would adversely affect the Company to the press or media, the Company’s business partners, joint venture partners, tenants, borrowers, customers, competitors, or suppliers or other individuals or entities with whom the Company has a business relationship. The terms of this subsection are not intended to and shall not be interpreted to limit Officer’s obligations pursuant to any prior agreements with the Company or applicable law.
     4. Return of Property. Officer agrees that he will, prior to _______ __, 20__, return to the Company any and all cellular telephones, PDAs, Blackberries, laptop computers, notes, keys, card keys or security passes, Company identification cards, Company credit or phone cards, computer access codes and programs, files, memoranda, business plans, documents and, in general, any and all tangible matter containing confidential information or information otherwise relating to the Company’s business, including but not limited to all such information in electronic format regardless of where such information is stored. Officer further agrees to return immediately any property of the Company that may come into his possession or under his control.
     5. Release. (a) Officer acknowledges that there are various foreign, state and federal laws that prohibit discrimination on the basis of, among other things, age, gender (including sexual harassment), race, color, marital status, sexual preference/orientation, national origin, religion, disability or veteran status. In consideration for the benefits provided herein and in the Employment Agreement, Officer, as his free and voluntary act on behalf of himself, his heirs, administrators, executors, successors and assigns (collectively, the “Releasor”) hereby releases and discharges the Company, its predecessor companies, successors and assigns and their present or former shareholders, members, directors, officers, employees, and agents, and their various benefits committees, trustees, fiduciaries, administrators, plans, and trusts (collectively “Releasees”), of and from any and all debts, obligations, claims (including claims for attorneys’ fees and costs), demands, judgments or causes of action of any kind whatsoever in tort, contract, by statute, or on any other basis for compensatory, punitive or other damages, whether known or unknown, which Releasor ever had, now has or may have as of the date of signing this Agreement against Releasees arising out of Officer’s employment by the Company and the termination of that employment, including, but not limited to, claims for, arising out of or based on: (i) breach of an alleged oral or written contract (express or implied); (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1866 and 1871; (iv) the Americans with Disabilities Act; (v) the Civil Rights Act of 1991; (vi) any Executive Order or based on any Federal, State or Local regulation; (vii) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); (viii) the

Older Workers’ Benefit Protection Act of 1990; (ix) the Rehabilitation Act of 1973; (x) the Family and Medical Leave Act; (xi) the Employee Retirement Income Security Act; (xii) the Sarbanes-Oxley Act of 2002; (xiii) any applicable whistleblower statute; (xiv) wrongful discharge, (xv) intentional or negligent misrepresentation; (xvi) retaliatory or constructive discharge; (xvii) interference with contract; (xviii) detrimental reliance; (xviv) defamation; (xx) emotional distress; (xxi) the Worker Adjustment and Retraining Notification Act, as amended; (xxii) any other applicable foreign, Federal, state or local government discrimination or similar statute, ordinance or order that he might have or assert against any of said entities or persons by reason of his employment with the Company or the cessation of said employment and all circumstances related thereto, all claims for any compensation including back wages, front pay, bonuses, fringe benefits, severance benefits; and (xxiii) any claim for attorneys’ fees and costs, and interest (collectively, the “Claims”).
     (b) Officer represents that he has not filed any charge or lawsuit against the Company with any governmental agency or Court. With respect to any charges that have been or may be filed concerning events or actions relating to Officer’s employment or termination of employment and which occurred on or before the date of this Agreement, Officer additionally waives and releases any right he may have to recover money or any personal injunctive relief in any lawsuit or administrative proceeding brought by any person on his behalf or which includes him in any class. If Officer is made a member of a class in any proceeding, he shall opt out promptly after learning of his inclusion. In this regard, Officer agrees to sign, without objection or delay, an “opt out” form presented to him either by the court in which such proceeding is pending or by counsel for any Releasee who is made a defendant in such proceeding. Officer expressly acknowledges that this Agreement is intended to include in its effect, without limitation, not only Claims that are known, anticipated or disclosed, but also Claims that are unknown, unanticipated and undisclosed, but which may nevertheless exist as of the date of this Agreement. Officer expressly waives any right to assert after the execution of this Agreement that any Claim that existed on or prior to the effective date of this Agreement, through ignorance or oversight, has been omitted from the scope of this Agreement. This Agreement does not waive or release any rights or claims which may arise after the date Officer signs the Agreement.
     (c) Officer understands that nothing contained in this Agreement shall prohibit him from (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement; or (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any other claim. However, consistent with the release language set forth in this Section 5, Officer acknowledges that he has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint whether brought by him, by any administrative agency, or by any other person on his behalf or which includes him in any class. Other than as set forth in this Section 5(c), Officer represents that he has not and will not file any charge, claim or complaint of any kind against the Company with respect to any events occurring on or before the date of this Agreement.

     6. Invalid Provisions. If any provision, or portion thereof, of this Agreement is determined to be invalid under applicable statute or rule of law, only such provisions, and only to the extent determined to be invalid, shall be deemed omitted from this Agreement, the remainder of which Agreement shall remain fully in force and effect; provided, however, that upon any finding by a court of competent jurisdiction that the release and/or promises provided herein are illegal, void or unenforceable, Officer agrees, at the Company’s request, to execute promptly a release, waiver and/or promise of comparable scope that is legal and enforceable.
     7. Amendment. This Agreement shall not be amended, modified, or supplemented without specific written provision to that effect, signed by both parties. No oral statement of any person whosoever shall, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement.
     8. Injunctive Relief. Officer further agrees and acknowledges that money damages may not be a sufficient remedy for any actual or threatened breach of this Agreement by Officer, and that, in addition to all other remedies, the Company may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.
     9. Governing Law. THE CONSTRUCTION, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE IN WHICH EMPLOYEE WAS ENGAGED ON THE EFFECTIVE DATE OF TERMINATION OF HIS EMPLOYMENT PURSUANT TO THE EMPLOYMENT AGREEMENT (THE “TERMINATION EFFECTIVE DATE”)WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
     10. Entire Agreement. This Agreement and the Employment Agreement contain the entire agreement between the Company and Officer and fully supersede any and all prior agreements or understandings pertaining to the subject matter hereof or Officer’s employment with the Company. Officer represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by the Company or by any of its affiliates, agents, representatives or attorneys with regard to the subject matter of this Agreement.
     11. Timing of Execution of This Agreement. Officer has the longer of twenty-one (21) calendar days or through the Termination Effective Date to sign this Agreement. The earliest Officer may sign this Agreement is seven (7) calendar days before the Termination Effective Date. The Agreement will not be accepted and will not become effective if signed by Officer before seven (7) calendar days before the Termination Effective Date. Officer may revoke this Agreement within seven (7) calendar days after signing this Agreement, as described in Section 12 below.
     12. Review and Revocation Periods. (a) Officer understands that, pursuant to the Older Workers’ Benefit Protection Act of 1990 (in case it should be held to apply), (i) he has been advised to consult with an attorney to review this Agreement, (ii) he has been given at least twenty-one (21) calendar days to consider the Agreement before signing it, and (iii) he may revoke the Agreement within seven (7) calendar days after signing it. Officer understands that this revocation can be made by delivering the written notice of revocation to ________________________.
     (b) Officer agrees that if he executes this Agreement prior to the expiration of twenty-one (21) calendar days after receiving it, Officer acknowledges that he had sufficient time to consider this Agreement.
     (c) Officer understands that this Agreement shall not become effective until the expiration of the revocation period: that is, this Agreement shall not become effective until the eighth (8th ) calendar day after Officer signs this Agreement.
     13. Litigation. Officer agrees to cooperate with the Company in the execution of and filing of whatever documents are necessary or helpful in effectuating this Agreement. Officer agrees to cooperate with the Company in the truthful and honest investigation, prosecution and/or defense of any claim in which the Releasees may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation (subject to the payment of reasonable out-of-pocket expenses incurred for the benefit of Releasees and, in the case of extraordinary expenses, only at the Company’s prior and specific request) making himself available to participate in any proceeding involving any of the Releasees, allowing himself to be interviewed by representatives of the Releasees without assertion of privilege, participating as requested in interviews and/or preparation by any of the Releasees of other witnesses, protecting the applicable legal privileges of the Releasees, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. The Company will attempt to provide reasonable notice to Officer if his participation or testimony is needed. Officer will not waive the privileges enjoyed by any of the Releasees without their prior written permission.
     14. Non-Admission. Nothing contained in this Agreement, or the fact of its submission to Officer, shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed, as an admission of any liability or wrongdoing on the part of the Company or the Releasees, of any violation of federal or state statutory or common law or regulation or of any contract or benefit plan.
     BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE (i) HAS READ, UNDERSTANDS, AND VOLUNTARILY AND KNOWINGLY ACCEPTS ALL OF THE PROVISIONS OF THIS AGREEMENT, (ii) IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, (iii) UNDERSTANDS THE AGREEMENT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND (iv) HAS SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

CARE INVESTMENT TRUST INC.

BY:
Title:	Date

OFFICER

Name	Date